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                                                                    EXHIBIT 99.2


                                       FOR:  Drypers Corporation


                               APPROVED BY:  Walter V. Klemp
                                             Chairman & Co-Chief
                                             Executive Officer
                              (713) 869-8693

FOR IMMEDIATE RELEASE
---------------------

                                   CONTACT:  Cheryl Schneider/Tessa Lavender
                                             Press: Michael McMullan
                                             Morgen-Walke Associates
                                             (212) 850-5600



    DRYPERS CORPORATION ADDRESSES FIRE IN ARGENTINA MANUFACTURING FACILITY
         - NOT EXPECTED TO MATERIALLY IMPACT 1998 OPERATING RESULTS -


     HOUSTON, TEXAS, August 10, 1998--Drypers Corporation (Nasdaq: DYPR) today announced that a fire in its manufacturing facility in Argentina occurred over the weekend. There were no injuries that resulted from the fire, which occurred on Saturday, August 8, 1998.

     Due to business interruption, property and casualty insurance, management does not believe this event will have a material adverse impact on the Company's 1998 operating results. As a result of damage caused by the fire, the facility will be shut down temporarily and all efforts will be made to resume operating at full capacity within a short period of time. The Company expects that excess manufacturing capacity in its United States and Mexico facilities will meet customer demand for its products in Argentina and the surrounding area. The cause of the fire has not yet been determined. In addition to physical damage to the facility, the fire resulted in the loss of a portion of the finished goods inventory and the entire inventory of raw materials.

     Walter V. Klemp, Chairman and Co-Chief Executive Officer, said, "We are very thankful that nobody was injured, and that the impact of this fire on our business will be negligible. We look forward to no interruption in meeting consumer demand for Drypers(R) products in Argentina."

     Drypers Corporation manufactures and markets disposable baby diapers and other consumer products under the Drypers and other brand names. The Company also produces private label diapers and related products. The Company's products are sold through grocery stores and mass merchants throughout the United States, Latin America and other international markets.

     This press release contains, and any oral statements made by the Company concerning this release may contain, forward-looking statements that involve assumptions and uncertainties. The Company's actual results could differ materially. Some of the more significant factors that could cause or contribute to such differences are noted in the Company's Reports on Forms 10-K and 10-Q, and include, but are not limited to, acceptance of Drypers products by mass merchandisers, effectiveness of advertising and promotional activities, lack of acceptance by consumers of new products, competitive and economic factors, price changes by competitors, changes in costs of raw materials, timing of technological advances by the Company and its competitors, scope of insurance coverage, and fluctuations in currency values and economic conditions in international markets.


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